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                                                        Exhibit (a)(1)(viii)

                                     SUMMARY

               SANMINA-SCI VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
                      (When in conflict with this Summary,
             the rules of the Stock Option Exchange Program govern.)

The Stock Option Exchange Program allows selected employees to voluntarily tender (exchange) outstanding Old Stock Options (many with relatively high Exercise Prices) for a promise from the company to grant the employee a New Stock Option on a future date.

If an employee chooses to participate in the Exchange Program, he or she must make the election by completing and returning an Election Form during the 20 Day Offering (decision) Period that commences with the scheduled February 3, 2003 Announcement Date. (The employee should retain a copy of the completed Election
Form)

If no Election Form is received from an optionee, he or she will be considered to have chosen not to participate.

If an employee decides to reject the Offer after submitting an Election Form, the employee must reject the election during the 20 Day Decision Period by completing and returning a "Notice to Change Election from Accept to Reject" Form. If an employee decides to change his or her Election Form, or again accept the Offer after submitting an Accept to Reject Form, the employee must submit a new Election Form (obtained from local HR) during the 20 Day Offering Period. (The employee should retain copies)

Old Stock Options eligible to be tendered are an employee's outstanding (un-exercised) options with an exercise price of $11.00 or more.

IMPORTANT:  1)    If just one Old Stock Option is tendered, all Stock Options granted to the employee in the 6 months immediately prior to the Announcement Date will (by law) also be considered tendered, regardless of the individual exercise prices.

            2) If during the 20 Day Offering Period the employee exercises any portion of a Stock Option that was granted in the 6 months prior to the Announcement Date, the employee will NOT be allowed to participate in the Option Exchange Program.

            3)    The exercising of a Stock Option that has BOTH ...

                  - a Grant Date that is more than 6 months prior to the Option Exchange Announcement Date, AND ...

                  - an Exercise Price of less than $11.00 will NOT affect the optionee's opportunity to participate in the Option Exchange Program.

The 20 Day Offering Period is scheduled to end on the Expiration Date of March 4, 2003.

Properly tendered Options are scheduled to be cancelled on the Cancellation Date of March 10, 2003. Once Options are cancelled, the optionee will not be able to exercise them even if the optionee terminates employment for any reason whether or not he/she has received the New Option.

The New Stock Option will...

      - have a Grant Date no earlier than 6 months and 1 day after the Cancellation Date and no later than 6 months and 5 days after the Cancellation Date

      - have an Exercise Price equal to the Fair Market Value (stock market Closing Price) of Sanmina-SCI Corporation shares on the New Stock Option Grant Date

      -     be granted on a one-for-one basis (1 new share for 1 tendered share)

      - be the same type of Stock Option (as allowed under US federal tax law) as the tendered and cancelled Old Stock Options

      - be vested and exercisable as to one eighth (1/8th) of the shares (or 6/48) on the Grant Date

      - continue vesting 1/48th per month on the same day of the month as the Cancellation Date

      - be 100% vested four (4) years from the Cancellation Date (3.5 years from the Grant Date)

      -     expire 10 years from Grant Date

      - be granted to an optionee only if he or she is an employee of Sanmina-SCI Corporation or one of its subsidiaries on the New Option Grant Date; if the optionee's employment has terminated prior to the New Option Grant Date, no New Option will be granted to the individual.

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The terms of the New Option will be consistent with the terms of the Sanmina
1999 Stock Plan.

IMPORTANT:  1)    The last day terminated or retired employees can exercise
                  Stock Options granted from the Sanmina 1999 Stock Plan is 30 days after employment termination.

            2) If an optionee tenders Stock Options granted from an SCI Stock Plan , he or she gives up all aspects of those tendered Stock Options including:

                  a) the right to exercise the vested portion of the Option over a 90 day period after employment termination.

                  b) the right to continued vesting after employment termination when "The Rule of 70" has been met (i.e., yrs of credited employment service + age (minimum 55) =
                        70).

Optionees should consult their own advisors on the risks and tax consequences of participating or not participating in the Option Exchange Program.

If you have questions, please contact your local Human Resources Representative.

Steve Peters
Director
Stock Plans